Exhibit 99.1

McDara P. Folan, III
Senior Vice President,
Deputy General Counsel and Secretary

336-741-5162
336-741-2998 Fax
folanm@rjrt.com
August 28, 2009
To:	Directors and Executive Officers of Reynolds American Inc.

From:	Dara Folan

Re:	Notice of Blackout Period for the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico
Pursuant to Regulation BTR (Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (“SEC”), and subject to certain exceptions, it is unlawful under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (“SOX”) for any director or executive officer of an issuer of an equity security, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the issuer during any blackout period with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. In the event of such a blackout period, pursuant to Rule 104 of Regulation BTR, the issuer is required to timely notify its directors and executive officers and the SEC of the blackout period. This letter constitutes a Rule 104 notice of a blackout period.
Effective as of October 1, 2009, Fidelity Investments Institutional Services Company, Inc. (“Fidelity”) will become the service provider and record keeper for the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”). In connection with the foregoing change in record keeper, participants in the SIP will be unable to effect certain transactions with respect to their SIP accounts during a period (the “SIP Blackout Period”) which will commence at 4:00 p.m. Eastern time on September 21, 2009 and is scheduled to end during the week of October 11, 2009 (though the SIP Blackout Period may end earlier or later depending upon the transfer of certain data to Fidelity). During the week of October 11, 2009, you can determine whether the SIP Blackout Period has ended, free of charge, by calling Fidelity at 1-877-902-0256.
During all or part of the SIP Blackout Period, certain transactions in the SIP’s RAI Common Stock Fund (a fund which invests in shares of Reynolds American Inc. common stock) will be suspended. A description of the SIP transactions (including transactions in the RAI Common Stock Fund) that will be suspended by virtue of the SIP Blackout Period, and the length of such suspension, is set forth on Exhibit A attached to this notice.
Please note that, even though you may not participate in the SIP or invest in the SIP’s RAI Common Stock Fund, you will be restricted, pursuant to Section 306(a)(1) of SOX, from engaging in transactions involving Reynolds American Inc. common stock during the upcoming SIP Blackout Period. In light of the foregoing, during the SIP Blackout Period, you are required to refrain from engaging in any transaction involving Reynolds American Inc. common stock, even a transaction outside of the SIP and even if you are not a participant in the SIP, unless you have first obtained confirmation from me that the proposed transaction would satisfy one of the designated exceptions under Regulation BTR.
If you have any questions regarding this matter, please do not hesitate to contact me at the telephone number shown above or at the address shown below. Thank you in advance for your patience and cooperation.
Reynolds American Inc.     401 North Main Street     Winston-Salem, NC 27102

EXHIBIT A
Blackout Period
For Current Participants of the
Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico

Date of Suspension	SIP Transactions Affected

September 21, 2009 4:00 p.m., Eastern time	Last day to request an in-service withdrawal, hardship withdrawal or full distribution until the SIP Blackout Period is over.

September 21, 2009 4:00 p.m., Eastern time	Last day to submit a hardcopy loan application until the SIP Blackout Period is over.

September 25, 2009 4:00 p.m., Eastern time	Last day to enroll in the SIP, change a contribution rate or change how future contributions will be invested until October 1, 2009.

September 25, 2009 4:00 p.m., Eastern time	Last day to request an exchange (transfer) between investment options until the SIP Blackout Period is over.

September 25, 2009 4:00 p.m., Eastern time	Last day to submit an express, on-line loan application until the SIP Blackout Period is over.